Exhibit 99.1

FOR IMMEDIATE RELEASE		February 18, 2011
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 5
Analyst Contact:	Rebecca Hickman, (602) 250-5668
Web site:	pinnaclewest.com
PINNACLE WEST REPORTS 2010 FOURTH-QUARTER
AND FULL-YEAR RESULTS
•	On-going earnings improve on higher retail revenues

•	Disciplined cost-management and strong operational performance benefit bottom line

•	2010 results in line with earnings guidance; 2011 outlook updated
PHOENIX — Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated on-going earnings of $7.1 million, or $0.06 per diluted share of common stock, for the quarter ended December 31, 2010. This result compares with an on-going loss of $16.1 million, or $0.16 per share, in the same 2009 period. The Company reported net income attributable to common shareholders of $7.4 million, or $0.07 per share, for the 2010 fourth quarter, compared with a consolidated net loss of $30.2 million, or $0.30 per diluted share, for the same quarter a year ago.
For the year 2010 as a whole, Pinnacle West reported consolidated on-going earnings of $330.4 million, or $3.08 per share, as compared to $233.3 million, or $2.30 per share, a year ago. Consolidated net income attributable to common shareholders for 2010 was $350.1 million, or $3.27 per diluted share, compared with 2009 net income of $68.3 million, or $0.67 per diluted share.
On-going earnings exclude results of discontinued real estate operations and a gain on the 2010 sale of a district cooling business and related operating results. Reconciliations of on-going earnings to net income attributable to common shareholders are provided at the end of this release.
“Our 2009 utility retail regulatory settlement, disciplined cost management and concentration on our core electricity business helped produce solid financial results that were in line with our expectations,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “In addition, our employees achieved superior operational performance across our business, particularly in the areas of customer satisfaction, reliability and safety.”

PINNACLE WEST REPORTS 2010 EARNINGS	February 18, 2011

Brandt cited the following examples of the Company’s 2010 achievements:
•	Pinnacle West’s total return to shareholders in 2010 was 20 percent, which compared favorably with a 4 percent return for the industry and a 15 percent return for the broader S&P 500 Index;
•	An enterprise-wide supply chain initiative achieved total savings for the Company of $20 million; and
•	Arizona Public Service maintained top-quartile customer reliability, as measured by average customer outage minutes per year, while reducing its workforce by 3 percent.
The fourth-quarter on-going results comparison was positively impacted by the following major factors:
•	Higher revenues resulting from retail electricity rate increases improved earnings by $0.16 per share, as a result of APS’s 2009 regulatory settlement which was implemented in January 2010.
•	Favorable resolution of tax matters positively impacted earnings $0.06 per share.
•	Lower fuel costs, net of regulatory deferrals and improved mark-to-market valuations of fuel contracts, improved earnings by $0.03 per share.
•	The effects of weather improved the Company’s earnings by $0.03 per share.
•	The absence of costs recorded in 2009 to expand low-income assistance funding improved earnings by $0.03 per share.
•	Improved results from non-regulated energy consulting services increased earnings by $0.02 per share.
•	The net effect of other items increased earnings $0.03 per share.
These positive factors were partially offset by the following items:
•	An increase in operations and maintenance expenses of $0.04 per share decreased earnings largely due to employee benefit costs. The variance excludes costs associated with renewable energy and demand-side management programs, which are offset by comparable amounts of operating revenues.
•	Lower retail customer usage — excluding the effects of weather, but including the effects of APS’s energy efficiency initiatives — reduced earnings by $0.04 per share. Weather-normalized kilowatt-hour sales decreased 1.1 percent.
•	Higher infrastructure-related costs decreased earnings by $0.06 per share, primarily related to higher property taxes, depreciation and amortization and interest expense, partially offset by increased capitalized financing costs related to projects under construction.

PINNACLE WEST REPORTS 2010 EARNINGS	February 18, 2011

APS, the Company’s principal subsidiary, recorded 2010 fourth-quarter net income attributable to common shareholder of $7.8 million versus a net loss of $8.9 million for the comparable 2009 quarter. For 2010 as a whole, APS net income attributable to common shareholder was $335.7 million compared with $251.2 million for 2009.
2011 On-Going Earnings Outlook
Pinnacle West’s 2011 on-going consolidated earnings are expected to be in the range of $3.00 to $3.15 per diluted share.
Conference Call and Web Cast
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2010 fourth-quarter and full-year results, as well as recent developments at 11 a.m. (ET) today, February 18. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:55 p.m. (ET), Friday, February 25, 2011, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering Account number 286, followed by Conference ID number 364804.
General Information
Pinnacle West Capital, an energy holding company based in Phoenix, has consolidated assets of about $12.4 billion, more than 6,300 megawatts of generating capacity and about 6,700 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to more than 1.1 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.
Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

PINNACLE WEST REPORTS 2010 EARNINGS	February 18, 2011

PINNACLE WEST CAPITAL CORPORATION
NON-GAAP FINANCIAL MEASURE RECONCILIATION
NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS
(GAAP MEASURE) TO ON-GOING EARNINGS (NON-GAAP FINANCIAL MEASURE)

	Three Months Ended		Three Months Ended
	December 31, 2010		December 31, 2009
	Dollars in	Diluted	Dollars in	Diluted
	Millions	EPS	Millions	EPS

Net Income Attributable to Common Shareholders	$7.4	$0.07	$(30.2)	$(0.30)
Less adjustments:
Discontinued real estate operations	(0.2)	(0.01)	14.3	0.14
Discontinued district cooling business	(0.1)	—	(0.2)	—

On-going Earnings	$7.1	$0.06	$(16.1)	$(0.16)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2010		December 31, 2009
	Dollars in	Diluted	Dollars in	Diluted
	Millions	EPS	Millions	EPS

Net Income Attributable to Common Shareholders	$350.1	$3.27	$68.3	$0.67
Less adjustments:
Discontinued real estate operations	6.0	0.05	167.2	1.65
Discontinued district cooling business	(25.7)	(0.24)	(2.2)	(0.02)

On-going Earnings	$330.4	$3.08	$233.3	$2.30

NON-GAAP FINANCIAL INFORMATION
In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

PINNACLE WEST REPORTS 2010 EARNINGS	February 18, 2011

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements based on our current expectations, including statements regarding our 2011 earnings outlook. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:
•	our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;
•	our ability to manage capital expenditures and other costs while maintaining reliability and customer service levels;
•	variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;
•	power plant performance and outages;
•	volatile fuel and purchased power costs;
•	fuel and water supply availability;
•	regulatory and judicial decisions, developments and proceedings;
•	new legislation or regulation including those relating to greenhouse gas emissions, renewable energy mandates and energy efficiency standards;
•	our ability to meet renewable energy requirements and recover related costs;
•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•	competition in retail and wholesale power markets;
•	the duration and severity of the economic decline in Arizona and current real estate market conditions;
•	the cost of debt and equity capital and the ability to access capital markets when required;
•	changes to our credit ratings;
•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•	the liquidity of wholesale power markets and the use of derivative contracts in our business;
•	potential shortfalls in insurance coverage;
•	new accounting requirements or new interpretations of existing requirements;
•	generation, transmission and distribution facility and system conditions and operating costs;
•	the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;
•	the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations;
•	technological developments affecting the electric industry; and
•	restrictions on dividends or other burdensome provisions in our credit agreements and ACC orders.
These and other factors are discussed in Risk Factors described in Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which readers should review carefully before placing any reliance on our financial statements, disclosures or our earnings outlook. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.
# # #

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2010	2009	2010	2009
Operating Revenues
Regulated electricity segment	$653,626	$650,349	$3,180,678	$3,149,187
Other revenues	29,985	10,559	82,967	26,723

Total	683,611	660,908	3,263,645	3,175,910

Operating Expenses
Regulated electricity segment fuel and purchased power	225,571	257,990	1,046,815	1,178,620
Operations and maintenance	232,991	221,462	877,406	831,863
Depreciation and amortization	106,691	103,397	414,555	407,463
Taxes other than income taxes	34,398	22,489	135,334	123,277
Other expenses	24,642	8,672	65,651	24,534

Total	624,293	614,010	2,539,761	2,565,757

Operating Income	59,318	46,898	723,884	610,153

Other
Allowance for equity funds used during construction	5,649	3,080	22,066	14,999
Other income	2,540	1,176	6,368	5,278
Other expense	(1,114)	(5,382)	(9,764)	(14,269)

Total	7,075	(1,126)	18,670	6,008

Interest Expense
Interest charges	62,237	60,080	244,174	237,527
Allowance for borrowed funds used during construction	(4,225)	(2,112)	(16,539)	(10,430)

Total	58,012	57,968	227,635	227,097

Income (Loss) From Continuing Operations Before Income Taxes	8,381	(12,196)	514,919	389,064

Income Taxes	(3,822)	(1,088)	164,321	136,506

Income (Loss) From Continuing Operations	12,203	(11,108)	350,598	252,558

Income (Loss) From Discontinued Operations
Net of Income Taxes	298	(13,927)	19,611	(179,794)

Net Income (Loss)	12,501	(25,035)	370,209	72,764

Less: Net income attributable to noncontrolling interests	5,151	5,124	20,156	4,434

Net Income (Loss) Attributable To Common Shareholders	$7,350	$(30,159)	$350,053	$68,330

Weighted-Average Common Shares Outstanding — Basic	108,730	101,320	106,573	101,161

Weighted-Average Common Shares Outstanding — Diluted	109,224	101,320	107,138	101,264

Earnings Per Weighted-Average Common Share Outstanding
Income (loss) from continuing operations attributable to common shareholders — basic	$0.07	$(0.16)	$3.10	$2.31
Net income (loss) attributable to common shareholders — basic	$0.07	$(0.30)	$3.28	$0.68
Income (loss) from continuing operations attributable to common shareholders — diluted	$0.06	$(0.16)	$3.08	$2.30
Net income (loss) attributable to common shareholders — diluted	$0.07	$(0.30)	$3.27	$0.67

Amounts Attributable To Common Shareholders
Income (loss) from continuing operations, net of tax	$7,074	$(16,063)	$330,435	$233,349
Discontinued operations, net of tax	276	(14,096)	19,618	(165,019)

Net income (loss) attributable to common shareholders	$7,350	$(30,159)	$350,053	$68,330